EXECUTION COPY

MASTER SEPARATION AGREEMENT
BY AND AMONG
OCLARO JAPAN, INC.

AND

USHIO OPTO SEMICONDUCTORS, INC.

AND

USHIO, INC.

DATED AS OF AUGUST 5, 2014

MASTER SEPARATION AGREEMENT
THIS MASTER SEPARATION AGREEMENT (this “Agreement”) is entered into as of August 5, 2014, by and among OCLARO JAPAN, INC., a corporation organized under the laws of Japan, having its principal place of business at 4-1-55, Oyama, Chuo-ku, Sagamihara-shi, Kanagawa (“Transferor”), USHIO OPTO SEMICONDUCTORS, INC., a corporation organized under the laws of Japan, having its principal place of business at 2-6-1, Ohtemachi, Chiyoda-ku, Tokyo (“Transferee”) and USHIO, INC., a corporation organized under the laws of Japan, having its principal place of business at 2-6-1, Ohtemachi, Chiyoda-ku, Tokyo (“Guarantor”). Transferor, Transferee and, with respect to Article 10 only, Guarantor are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in Exhibit A.

RECITALS
WHEREAS, as at the date hereof, Transferor is engaged in the business of developing, manufacturing and selling optical modules and optical devices, including laser diode and IRED products.
WHEREAS, Transferor desires to transfer to Transferee, and Transferee desires to acquire from Transferor, the Komoro Business by means of an absorption-type demerger (kyushu bunkatsu).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants set forth in this Agreement, and subject to the terms and conditions contained herein, the parties hereto agree as follows:

Article 1
THE TRANSACTION
1.1    Demerger.
(a)    Demerger. Upon the terms and conditions set forth in this Agreement and the Demerger Agreement (as defined below), on the Closing Date (as defined below), Transferor agrees to convey, assign, transfer and deliver to Transferee, and Transferee agrees to acquire, accept and assume from Transferor, certain rights and obligations held by Transferor in relation to the Komoro Business held by Transferor details of which are provided in Schedule A of this Agreement by means of an absorption-type demerger (kyushu bunkatsu) in accordance with the Companies Act (the “Demerger”).
(b)    Demerger Agreement. Concurrently with the execution hereof, Transferee and Transferor shall enter into a demerger agreement in the form appended hereto as Exhibit B (the “Demerger Agreement”) setting forth certain statutory matters stipulated under the Companies Act as required in order to effectuate the Demerger. The Demerger Agreement shall constitute a part of, and shall be construed in accordance with, this Agreement. If there is any conflict or inconsistency between the provisions of this Agreement and the Demerger Agreement, the provisions of this Agreement shall prevail to the extent of such conflict or inconsistency. Transferor and Transferee hereby agree to procure such amendments to the Demerger Agreement as may be necessary to render the Demerger Agreement consistent with the provisions of this Agreement. If this Agreement is terminated for any reason whatsoever, the Demerger Agreement shall immediately become void without any notice or action by Transferor or Transferee, and the Parties agree to execute any such documents and take any such actions as deemed necessary or advisable to effect the voidance of the Demerger Agreement.
(c)    Effective Date of Demerger. The effective date for the Demerger shall be the Closing Date (as defined below). If circumstances result in the Closing Date not falling on October 27, 2014, Transferor and Transferee shall make such amendments to the Demerger Agreement as necessary to amend the effective date such that it falls on the same date as the Closing Date.
(d)    Internal Procedures of Demerger. Transferor shall have satisfied all necessary internal procedures for Transferor to execute the Demerger before the Closing.
1.2    Assignment of Contracts. Notwithstanding any other provision of this Agreement and the Demerger Agreement, excluding material agreements to conduct the Komoro Business listed in Exhibit C (“Material Agreements”) to the extent the condition in Section 6.2(i) is satisfied, this Agreement does not effect an assignment of any contract or agreement related to the Komoro Business that prohibits any transfer or requires consent upon transfer or that is terminable upon transfer, and for which Transferor has not obtained the required consent to assignment or given a required notice as of the Closing. It is explicitly agreed that the agreements listed in Exhibit D attached hereto will not transfer to Transferee upon the Demerger.

ARTICLE 2
CONSIDERATION AND CLOSING
2.1    Demerger Consideration. The consideration for the Komoro Business shall be 1 billion and 850 million Japanese Yen (the “Demerger Consideration (before adjustment)”), payable by Transferee to Transferor. The Demerger Consideration shall not be subject to adjustment, except for an adjustment to reflect changes in the net assets of the Komoro Business as of the Closing in accordance with Exhibit E (the “Demerger Consideration (after adjustment)”; the Demerger Consideration (before adjustment) and the Demerger Consideration (after adjustment), collectively as the “Demerger Consideration”).
2.2    Closing. The closing (the “Closing”) of the Demerger shall occur at 00:00, Japan time, on October 27, 2014 (such date of the Closing, the “Closing Date”).
2.3    Payment. At the Closing, Transferee shall (i) pay to Transferor 1 billion and 600 million Japanese Yen as the Demerger Consideration in cash to the bank account designated by Transferor and (ii) deposit 250 million Japanese Yen in cash into the Escrow Account in accordance with the Escrow Agreement (the money to be so deposited, in this Agreement, the “Deposit”). Any fees incurred for the payment of the Demerger Consideration shall be borne by Transferee.
2.4    Asset Transfer Documents. Upon the Closing, Transferor and Transferee shall prepare, execute and deliver, or shall cause to be prepared, executed and delivered, transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect and perfect a conveyance of the assets and an assumption of the liabilities related to the Komoro Business in which such transfers are to be made upon the Demerger. Such transfer and assumption agreements and other instruments will include the following documents (collectively, items (i)–(iii), the “Asset Transfer Documents”):
(i) documents required to file for the registration of the Demerger with the relevant Legal Affairs Bureau;
(ii) demerger assignment certificates (kaisha bunkatsu shokei shomeisho) and other instruments for the assignment of the patents and patent applications listed in the Schedule A;
(iii) such other instruments and agreements as may be required to effect and perfect the transfer and assignment/assumption of the assets and liabilities listed in the Schedule A, which shall be executed no later than at or as of the Closing by Transferor and Transferee.
2.5    Documents. Upon the Closing, Transferor and Transferee shall have received (a) all documents which they reasonably request from the other Party for the purpose of verifying the satisfaction of the conditions set forth in Article 6.1 or 6.2, as the case may be, and (b) other documents evidencing that necessary internal procedures to execute the Demerger have been conducted by the other Party (including, but not limited to, minutes of the shareholders meeting or board of directors regarding the resolution of the Demerger.).
2.6    Escrow.
(a)    Escrow Account. Prior to the Closing, Transferee shall open a new bank account at the Escrow Agent in accordance with the Escrow Agreement (such account, the “Escrow Account”).
(b)    Use of the Deposit. If Transferor is liable to indemnify Transferee with respect to any liability owed to Transferee for breach of the Transition Services Agreement (including breach of Transferor’s obligation to remit the account receivables under item 1.(a) (i), Section II of Exhibit A of the Transition Services Agreement) notified by Transferee to Transferor in writing before the Release Date defined in Section 2.6 (c) , the amount of such liability owed by Transferor to Transferee which has either been (i) agreed between the Parties and /or (ii) finally determined by the court shall be released to Transferee from the Deposit, and the Parties shall provide joint instructions to the Escrow Agent to release and remit such amount to Transferee in accordance with the Escrow Agreement.
(c)    Release of the Deposit. On the earlier date of (i) expiration or termination of the Transition Services Agreement or (ii) the six month anniversary of the Closing Date (the “Release Date”), any balance of the Deposit shall be released to Transferor as payment of the Demerger Consideration, and the Parties shall provide joint instructions to the Escrow Agent to release and remit such amount to Transferor in accordance with the Escrow Agreement.
(d)    Fees. Any fees payable to the Escrow Agent in relation to the Escrow Agreement shall be borne by Transferee.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties by Transferor. Transferor represents and warrants to Transferee as follows as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such specified date only):
(a)    Transferor is a corporation duly organized and validly existing under the laws of Japan and it has the corporate power to enter into this Agreement and to carry out the Demerger.
(b)    The execution, delivery and performance of this Agreement have been duly authorized and no further corporate authorization is necessary on Transferor’s part with the exception of such authorizations set forth herein which it is required to receive after the date hereof and on or prior to the Closing Date.
(c)    This Agreement is legally binding on and enforceable against Transferor in accordance with its terms, subject to the limitations imposed by the laws of bankruptcy, reorganization and creditors’ rights generally and except as enforcement thereof may be limited as to certain equitable remedies.
(d)    The entering into of this Agreement does not violate or cause a default under or breach of (i) Transferor’s articles of incorporation, or other charter or governing documents assuming such authorizations set forth herein which Transferor is required to receive after the date hereof and on or prior to the Closing Date have been obtained, (ii) any material judgment, order or decree applicable to Transferor or Transferor’s properties and assets, or (iii) any applicable Laws.
(e)    There is no action, suit or Legal Proceeding pending or, to Transferor’s Knowledge, threatened, against or affecting Transferor or Transferor’s assets in any court or before or by any Governmental Entity which would materially and adversely affect Transferor’s performance of Transferor’s obligations under this Agreement.
(f)    Transferor has no financial relationship with anti-social forces (which means organized crime groups (bouryokudan), members of organized crime groups, associate members of organized crime groups, companies related to organized crime groups, corporate racketeers (sokaiya), social welfare activists, special intelligence violence groups, etc. and other similar persons, and the same shall apply to the term “anti-social force” hereafter), and is not cooperating with or involved in the support or operation of anti-social forces. Transferor is not providing any funds to anti-social forces regardless of its pretext, and has no plans in the future to do so. Transferor has not appointed as its director or statutory auditor, or employed as an employee, any anti-social force, and no anti-social force is involved in the management of Transferor. Transferor is not engaged in any anti-social act (which means a violent claim, an undue claim that exceeds legal obligations, an act using threatening words or actions or violence in relation to a transaction, or other similar acts), and has no plans in the future to do so.
(g)    Transferor has never filed a petition for the commencement of a bankruptcy (hasan) proceeding, civil rehabilitation (minji saisei) proceeding, corporate reorganization (kaisha kousei) proceeding, special liquidation (tokubetsu seisan) or any other similar bankruptcy proceeding, and no third party has filed such petition for the commencement of such proceeding. Implementation of the Demerger will not impair Transferor’s financial condition or its ability to pay its debts existing as of the Closing.
(h)    Transferor has no intent to prejudice the rights of its creditors or any other fraudulent or illegal intent in entering into and performing its obligations under this Agreement.
(i)    Transferor’s balance sheet as of June 30, 2013, and the profit and loss statement for the business year ending as of the same date (collectively, including its respective notes, the “Financial Statements”) provided by Transferor to Transferee in the course of the due diligence of the Komoro Business are fair and correct in all material respects, have been prepared in accordance with accounting principles and standards generally accepted in Japan, and fairly and correctly reflects Transferor’s financial status as of such date and its business results for such period. There are no contingent or off-balance-sheet liabilities not indicated in the Financial Statements with respect to Transferor. Other than changes occurring in the ordinary course of business and any transactions contemplated by this Agreement, there have been no material changes to the financial status of Transferor after the date of the Financial Statements.
(j)    Transferor owns good title to all of the material tangible and intangible assets listed in the Schedule A, each perfected in accordance with applicable Laws and without any encumbrance (excluding any statutory liens), except those agreed between the Parties and leased assets listed in the Schedule A for which Transferor holds a valid leasehold interest without any other encumbrance. Except as disclosed in the Disclosure Letter, Transferor has purchased commercially reasonable insurance to cover such assets, none of such assets have been pledged as collateral for any payable of Transferor or a third party, no other material restrictions exist over such assets that impair transferability of such assets, and none of such assets have been leased or licensed to any third parties.
(k)    Assets used to conduct the Komoro Business as currently conducted, which assets are listed in the Schedule A, are in operable condition and repair, subject to normal wear and tear.
(l)    Transferor has obtained the rights or licenses with respect to all patents, utility model rights, design rights, trademark rights, copyrights, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) that to Transferor’s Knowledge are necessary to conduct the Komoro Business as currently conducted; such Intellectual Property Rights are listed in the Schedule A. Except as disclosed in the Disclosure Letter, Transferor has not received any claim that any part of the Komoro Business has infringed or is infringing on the Intellectual Property Rights of any third party. To the Knowledge of Transferor, there is no infringement of any of the Intellectual Property Rights listed in the Schedule A by any third party.
(m)    To the Knowledge of Transferor, there are no Intellectual Property Rights licensed by a third party (including Transferor’s Affiliates and Hitachi Ltd.) to Transferor that are necessary for the Komoro Business.
(n)    All Material Agreements are in full force and effect, are binding on and constitute enforceable obligations of all of the parties to each such contract, subject to the limitations imposed by the laws of bankruptcy, reorganization and creditors’ rights generally and except as enforcement thereof may be limited as to certain equitable remedies. No undertaking exists, whether written or oral, which materially changes or modifies the terms or diminishes the effect of any Material Agreement. The execution and performance of this Agreement will not constitute a termination or default event under or otherwise cause a breach of any of the Material Agreements, excluding Material Agreements to the extent the condition in Section 6.2(j) is not satisfied. None of the Material Agreements contains any provisions granting the other party to such Material Agreement the right to terminate it without cause, and Transferor has not received any written termination notice from the other party with respect to any of the Material Agreements. Transferor is not in default under any Material Agreement nor has it received any written default notice from the other party with respect to any of the Material Agreements. All Material Agreements have been concluded in writing and disclosed in the course of the due diligence.
(o)    Transferor has duly paid all wages to the Listed Komoro Business Employees defined in Section 5.1 as required under Laws, collective labor agreements, internal rules and contracts. There is no labor dispute within the Komoro Business, including strike, picketing, suspension of business or slowdown, and to the Knowledge of Transferor, no specific threat thereof exists. Except as disclosed in the Disclosure Letter, Transferor is in compliance with all applicable labor Laws in all material respects, and has duly performed all material obligations relating to social insurance and labor insurance, including employees’ pension insurance, health insurance, employment insurance and industrial accident compensation insurance. Transferor does not owe any obligation to any Listed Komoro Business Employee defined in Section 5.1 to pay retirement allowance or otherwise provide economic benefits exceeding the amount calculated in accordance with its retirement allowance rules. As of the date of this Agreement, Transferor has not given or received any notice of termination of employment from or to any of the Listed Komoro Business Employees defined in Section 5.1.
(p)    Transferor currently, (i) is, and has been at all times in the past during the course of the Komoro Business in compliance with all and not in breach of any applicable Laws in all material respects (including obtaining all Governmental Authorizations necessary for the Komoro Business and observing all conditions and requirements for such Governmental Authorizations), and (ii) has not received any notice from, or been alleged by, any Governmental Entity of any breach of applicable Laws. To the Knowledge of Transferor, there are no Governmental Authorizations necessary for Oclaro, Inc., Opnext Inc. and Opnext Germany GmbH to sell products manufactured by Transferor for the Komoro Business.
(q)    Transferor is not in violation in any material respect of any provision of the Soil Contamination Countermeasures Laws (Dojo osen taisaku-ho), Noise Regulation Act (So-on kisei-ho), Offensive Odor Control Act (Akushu boshi-ho), Waste Management and Public Cleansing Act (Haikibutsu no shori oyobi seiso ni kansuru horitsu), Air Pollution Control Act (Taiki osen boshi-ho) or Water Pollution Control Act (Suishitsu odaku boshi-ho), or any other Laws applicable to any and all matters related to the environment, that is applicable to the assets owned, occupied, or used by Transferor for the Komoro Business, including without limitation, specially-controlled industrial waste, dioxins, noise, vibration, ground subsidence, and bad odors (“Environment-Related Laws”). There is no fact of existence of (i) any claim, investigation, or other Legal Proceedings related to a violation of any Environment-Related Laws by any Governmental Entity, or (ii) any claim, demand, or lawsuit related to an assertion that Transferor is in violation of any Environment-Related Laws.
(r)    All information disclosed by Transferor to Transferee in the Data Room is true and correct in all material respects, in each case except as would not have a Material Adverse Effect.
(s)    Neither Transferor nor any of its Affiliates are engaged in the business of developing, manufacturing and selling (i) red, violet, infrared and near-infrared laser diodes and products, and (ii) infrared emitting diodes and products, exclusively for consumer electronics and industrial use, excluding the Komoro Business.

3.2    Representations and Warranties by Transferee. Transferee represents and warrants to Transferor as follows as of the date hereof and as of the Closing Date:
(a)    Transferee is a corporation duly organized and validly existing under the laws of Japan and it has the corporate power to enter into this Agreement and to carry out the Demerger.
(b)    The execution, delivery and performance of this Agreement have been duly authorized and no further corporate authorization is necessary on Transferee’s part with the exception of such authorizations set forth herein which it is required to receive after the date hereof and on or prior to the Closing Date.
(c)    This Agreement is legally binding on and enforceable against Transferee in accordance with the terms of such agreement, subject to the limitations imposed by the laws of bankruptcy, reorganization and creditors’ rights generally and except as enforcement thereof may be limited as to certain equitable remedies.
(d)    The entering into of this Agreement does not violate or cause a default under or breach of (i) Transferee’s articles of incorporation, or other charter or governing documents assuming such authorizations set forth herein which Transferee is required to receive after the date hereof and on or prior to the Closing Date have been obtained, (ii) any material judgment, order or decree applicable to Transferee or Transferee’s properties and assets, or (iii) any applicable Laws.
(e)    There is no action, suit or Legal Proceeding pending or, to Transferee’s Knowledge, threatened, against or affecting Transferee or Transferee’s assets in any court or before or by any Governmental Entity which would materially and adversely affect Transferee’s performance of Transferee’s obligations under this Agreement.
(f)    Transferee has no financial relationship with anti-social forces, and is not cooperating with or involved in the support or operation of anti-social forces. Transferee is not providing any funds to anti-social forces regardless of its pretext, and has no plans in the future to do so. Transferee has not appointed as its director or statutory auditor, or employed as an employee, any anti-social force, and no anti-social force is involved in the management of Transferee. Transferee is not engaged in any anti-social act, and has no plans in the future to do so.
(g)    Transferee has never filed a petition for the commencement of a bankruptcy (hasan) proceeding, civil rehabilitation (minji saisei) proceeding, corporate reorganization (kaisha kousei) proceeding, special liquidation (tokubetsu seisan) or any other similar bankruptcy proceeding, and no third party has filed such petition for the commencement of such proceeding. Transferee is not in and is not likely to enter into a state of insolvency or suspended payment.
(h)    Transferee has no intent to prejudice the rights of its creditors or any other fraudulent or illegal intent in entering into and performing its obligations under this Agreement.
3.3    No Other Representations or Warranties. The Parties acknowledge that no Party has made any warranty, whether express or implied, other than the representations and warranties expressly provided herein and that no action or omission by the other Parties shall be construed as implying that any other warranty has been given. Without limiting the generality of the foregoing, Transferee acknowledges that, except as set forth above, the assets and the liabilities related to the Komoro Business will be transferred and assigned on an “as-is” and “where-is” basis without any warranties.

ARTICLE 4
COVENANTS
4.1    Satisfaction of Conditions Precedent. The Parties agree to use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 6.
4.2    Publicity. No disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of any Party to this Agreement without the prior written consent of the other Party; provided that these restrictions shall not apply to any disclosure or announcement if and to the extent required by any Law, applicable securities exchange, supervisory, regulatory or Governmental Entity.
4.3    Conduct of the Business. Except as required by applicable law or contemplated by this Agreement or any other Transaction Agreement, during the period from the date of this Agreement to the Closing Date, Transferor will conduct the Komoro Business in the ordinary course.
4.4    Intellectual Property Agreement and Services Agreements. The Parties shall enter into the Intellectual Property Agreement, the Transition Services Agreement, the Komoro Services Agreement and the Sagamihara Services Agreement on the date of this Agreement.
4.5    No Succession to Any Disputed Obligation. Without prejudice to the completeness of the liabilities listed in the Schedule A, Transferee shall not succeed to or assume any obligations or liabilities arising from any disputes existing prior to the Closing between Transferor and any other company or other Person, including without limitation [*****] ([*****]), regarding the products produced with respect to the Komoro Business.
4.6     Duty of Cooperation before the Closing. Prior to the Closing, Transferor shall reasonably cooperate with Transferee in connection with Transferee having access to reasonable information regarding the Komoro Business, and Transferor will meet with Transferee regarding the transfer of the Komoro Business at least every two weeks and will make commercially reasonable efforts to provide the cooperation listed in Schedule B.
4.7    Duty of Cooperation after the Closing. Transferor shall, at the expense of Transferee, reasonably cooperate with Transferee in connection with the defense of all lawsuits, if any, filed by [*****] ([*****]) against Transferee alleging that the products produced by the Komoro Business after the Closing infringe [*****] patents.
4.8    Notification. Each of the Parties undertakes to promptly notify the other Party in writing if either Party becomes aware of any fact, matter or circumstance (whether existing on or before the execution date hereof or arising afterwards) which would cause any of their representations and warranties hereunder, as the case may be, to become untrue or inaccurate or misleading in any respect or the conditions precedent to the Closing under Article 6 to not become fulfilled.
4.9    Relationship with Central Research Laboratory, Hitachi, Ltd. Transferor shall reasonably cooperate with Transferee in connection with a new master research agreement to be entered into between Hitachi, Ltd. and Transferee as of the Closing Date containing substantially the same terms and conditions as the Master Research Agreement between Hitachi, Ltd. and Transferor dated January 13, 2012. Transferee acknowledges that despite Transferor’s good faith efforts, there is no assurance that Hitachi, Ltd. will enter into such new master research agreement with Transferee and that such new agreement is not a condition precedent to the Closing.

ARTICLE 5
EMPLOYEE MATTERS
5.1    Pre-Closing Actions for Employee Transfer.
(b)    On the execution date hereof, Transferor shall provide Transferee with a list of the employees that Transferor expects to be transferred from Transferor to Transferee effective on the Closing Date, which list shall set forth all employees of Transferor to be transferred who primarily provide services to the Komoro Business (the “Listed Komoro Business Employees”). Transferor shall keep such list updated in accordance with any changes thereto, if any, until the Closing.
(c)    At the Closing, Transferor shall provide Transferee with a list of the actual employees to be transferred from Transferor to Transferee effective on the Closing Date, which list shall set forth all employees of Transferor to be transferred who primarily provide services to the Komoro Business (the “Transferred Komoro Business Employees”).
[*****]    Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
5.2    Employee Transfer.
(a)    All of the Transferred Komoro Business Employees shall transfer from Transferor to Transferee as of the Closing Date. Transferee shall, commencing as of the Closing Date, provide each Transferred Komoro Business Employees with substantially equivalent base salary, wages, bonuses and other benefits and compensation as provided to such Transferred Komoro Business Employees by Transferor, in each case as in effect immediately prior to the Closing Date unless otherwise agreed between Transferee and the Transferred Komoro Business Employees.
(b)    On the Closing Date, all accrued and unused vacation time to which Transferred Komoro Business Employees are entitled immediately prior to the Closing Date shall transfer to Transferee in accordance with applicable Law.
(c)    Any liabilities with respect to the Transferred Komoro Business Employees (that existed prior to the Closing Date, including, without limitation, pension liabilities and severance payments, shall be assumed by Transferee; provided that liabilities with respect to the Transferred Komoro Business Employees that existed prior to the Closing Date and that arose from and/or constitute Transferor’s violation of applicable labor laws or Transferor’s internal rules (for the avoidance of doubt, including any illegal or non-compliant outstanding labor related liabilities arising from and/or constituting such breach which are due as of the Closing Date (if any)) will not be assumed by Transferee. The Parties and Guarantor acknowledge that Transferee shall be solely liable for any liabilities with respect to the Transferred Komoro Business Employees that arise on or after the Closing Date.

ARTICLE 6
CONDITIONS PRECEDENT TO THE CLOSING
6.1    Conditions to the Obligations of Transferor. The obligations of Transferor to close the Demerger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Transferor).
(d)    Accuracy of Representations and Warranties. The representations and warranties of Transferee in this Agreement must be accurate in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date).
(e)    Covenants. Transferee must have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.
(f)    Creditor Protection Procedures. The creditor protection procedure shall have been completed in accordance with the provisions of the Companies Act.
(g)    Governmental Authorizations. All Governmental Authorizations (including any relevant anti-trust clearances) required in order to consummate the Closing shall have been obtained or made and shall be in full force and effect.
(h)    Other Transaction Agreements. Transferee must have executed and delivered the other Transaction Agreements to which it is a party and such other Transaction Agreements must be in full force and effect on the Closing Date.
6.2    Conditions to the Obligations of Transferee. The obligations of Transferee to close the Demerger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Transferee):
(e)    Accuracy of Representations and Warranties. The representations and warranties of Transferor must be accurate in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date).
(f)    Covenants. Transferor must have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.
(g)    Creditor Protection Procedures. The creditor protection procedure must have been completed in accordance with the provisions of the Companies Act.
(h)    Governmental Authorizations. All Governmental Authorizations (including any relevant anti-trust clearances) required in order to consummate the Closing shall have been obtained or made and shall be in full force and effect.
(i)    Other Transaction Agreements. Transferor must have executed and delivered the other Transaction Agreements to which Transferor is a party and such other Transaction Agreements must be in full force and effect on the Closing Date.
(j)    Renewal of Agreements with [*****] Transferor shall have renewed or extended the [*****] Agreements until at least the end of [*****].
(k)    Obtaining Letter of Resignation and Letter of Appointment Acceptance from [*****]. Transferee must have obtained a letter of resignation as the Transferor’s director and a letter accepting the appointment as Transferee’s director from [*****] in the form appended hereto as Exhibit F.
(l)    Transfer to Transferee of the Listed Komoro Business Employees. No more than [*****] of the Listed Komoro Business Employees shall have resigned or have declared to resign from the Transferor as of the time immediately prior to the Closing Date.
(m)     Approval of Transfer of Agreements. Transferor shall obtain written consent from all relevant counterparties regarding the transfer of the Material Agreements to Transferee as of the Closing Date or enter into new agreements containing substantially the same terms and conditions as of the Closing Date that allow for the transfer of such agreements to Transferee, in each case only to the extent that such Material Agreements contain a provision that requires the consent of the counterparties to transfer such agreements through a demerger.
(n)    No Material Adverse Effect. There has not been any event that has had a Material Adverse Effect on the Komoro Business.

[*****]    Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
ARTICLE 7
TERMINATION OF AGREEMENT
7.1    Termination. Subject to Section 7.2, this Agreement may, by notice given before Closing, be terminated:
(o)    by the mutual consent of Transferee and Transferor;
(p)    by Transferee if Transferor has committed a material breach of any provision of this Agreement and Transferee has not waived such breach and such breach has not been cured within thirty (30) days after Transferor’s receipt from Transferee of notice of such a breach;
(q)    by Transferor if Transferee has committed a material breach of any provision of this Agreement and Transferor has not waived such breach and such breach has not been cured within thirty (30) days after Transferee’s receipt from Transferor of notice of such a breach;
(r)    by either Transferee or Transferor if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 19, 2014, or such later date as the Parties may agree upon.
7.2    Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all obligations of the Parties under this Agreement will terminate; provided, however, that (i) if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired and (ii) this Section 7.2 and Articles 8, 9 and 10 will remain in force and survive any termination of this Agreement.

ARTICLE 8
INDEMNIFICATION
8.1    Indemnification.
(a)    Transferor shall indemnify, defend and hold harmless Transferee and its Affiliates (collectively, the “Transferee Indemnitees”) from and against, and shall pay to the Transferee Indemnitees the monetary value of, any and all Damages incurred or suffered by the Transferee Indemnitee arising out of any of the following only to the extent that there is a reasonable causation (soto inga kankei):
(i) any inaccuracy in or breach of any representation or warranty made by Transferor in this Agreement;
(ii) any breach by Transferor of any of its covenants or obligations contained in this Agreement; and
(iii) any claim of any other company or other Person, including without limitation [*****] ([*****]), regarding any patent right infringement by any part of the Komoro Business which infringement occurred prior to the Closing.
(b)     Transferee shall indemnify, defend and hold harmless Transferor and its Affiliates (collectively, the “Transferor Indemnitees”) from and against, and shall pay to the Transferor Indemnitees the monetary value of, any and all Damages incurred or suffered by the Transferor Indemnitee arising out of any of the following only to the extent that there is a reasonable causation (soto inga kankei):
[*****]    Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
(i) any inaccuracy in or breach of any representation or warranty made by Transferee in this Agreement; and
(ii) any breach by Transferee of any of its covenants or obligations contained in this Agreement.
8.2    Claims for Breach.
(a)    Subject to the limitations and other provisions of this Agreement, any claim for indemnification under this Agreement shall be presented in writing, specifying the facts constituting the basis for such claim.
(b)     Any claim for indemnification under this Agreement shall be presented to the other Party within a period of [*****] after the Closing Date, except for claims under Section [*****], which shall be presented to the other Party within a period of [*****] after the Closing Date, claims under Section [*****], which shall be presented to the other Party within a period of [*****] after the Closing Date, and claims under Sections [*****] and [*****], which shall be presented to the other Party within a period of [*****] after the Party has become aware of the act or event giving rise to the claim but in no event later than [*****] after the respective covenant period provided therein.
8.3    Conditions for Indemnification. Damages will be eligible for indemnification only on the following conditions:
(a)    Claims for breach shall have been presented in accordance with Section 8.2;
(b)    The decrease or loss of a Tax credit (including carry forward losses) will not be considered an indemnifiable Damages and shall not give rise to an indemnification pursuant to this Agreement; and
(c)    If the event giving rise to Damages is insured or the Damages are recoverable from a third party for the benefit of the Transferee Indemnitees, the amount recovered by the Transferee Indemnitees from the insurer or a third party will be deducted from the indemnifiable Damages.
(d)    Transferee shall not be entitled to any indemnification under this Agreement against Transferor in respect of any events, facts, or circumstances disclosed to Transferee in the Data Room. Transferee shall not be entitled to any indemnification under this Agreement to the extent that a provision or allowance for the loss has been made in the Closing Carve-out Balance Sheet prepared and finalized in accordance with Exhibit E.
8.4    Limitations on Liability.
(a)    Each of the Parties shall take all reasonably practicable steps to minimize and mitigate the Damages in respect of which the request for indemnification under the terms of this Agreement has been made.
(b)    Neither Party shall be liable to indemnify the other Party for any losses under this Agreement unless and until the aggregate amount of losses exceeds [*****] (the “Loss Threshold”). Each Party shall be liable to indemnify the other Party for losses which the indemnified Party is finally determined to be entitled to indemnification and which exceed the Loss Threshold.
[*****]    Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
(c)    The total Liability of either Party to indemnify the other Party under this Agreement shall not exceed, in the aggregate, an amount equal to (i) [*****] of the Demerger Consideration (except for claims under Sections [*****] or [*****]), (ii) [*****] of the Demerger Consideration for claims under Section [*****], (iii) [*****] of the Demerger Consideration for claims under Section [*****] and (iv) [*****] of the Demerger Consideration for claims under Sections [*****] and [*****] in aggregate; provided that Transferor’s obligation to transfer the Komoro Business and Transferee’s obligation to acquire the Komoro Business and pay the Demerger Consideration in accordance with this Agreement and the Demerger Agreement shall not be subject to the limitations provided herein. The total Liability limitations provided herein shall be cumulatively calculated for all claims under this Agreement (except for claims under Sections [*****] or [*****]) and the other Transaction Agreements, such that in no event will Transferor’s total liability under this Agreement (except for claims under Sections [*****] or [*****]) and the other Transaction Agreements (excluding liability arising from breach of Transferor’s obligation to [*****]) exceed [*****] of the Demerger Consideration.
8.5    Indemnification Exclusive. The foregoing indemnification provisions are exclusive and sever the right to any other remedies the Parties may have at law or otherwise for breach of warranty or failure to fulfill any agreement or covenant hereunder (including without limitation, tort, warranty against defects (kashitanpo sekinin), breach of agreements and unjust enrichment): provided that a Party may be entitled to statutory injunctive relief (sashiosae) and specific performance (tokutei rikou) where available.
8.6    Notwithstanding Sections 8.1 to 8.5, Transferor shall indemnify, defend and hold harmless Transferee for the Damages arising from any claim of any other company or other Person, including without limitation, [*****] ([*****]) regarding any patent right infringement by any part of the Komoro Business, such infringement occurring prior to the Closing.
8.7    Notwithstanding Sections 8.1 to 8.5, with respect to any matter arising prior to the Closing Date, if (A) the level of pollution on the Komoro Land located at 190 Kashiwagi, Komoro-shi, Nagano (in this Article, including underground water contained in the land) exceeds the threshold set forth in Laws (hereinafter referred to as the “Komoro Land Pollution”) and (B) (i) if the Transferee is obligated by Laws to take any measures to decontaminate, or takes any similar measure in relation to Komoro Land Pollution upon the Transferee being required to take measures such as decontamination in accordance with Laws after the Closing Date or (ii) if the Transferee is obligated to indemnify third parties with respect to the Komoro Land Pollution (for clarity, the level of the pollution must exceed the threshold set forth in Laws), the Transferor shall compensate the Transferee for the expenditures incurred for taking such measures or the damages arising from such indemnification.

ARTICLE 9
OTHER AGREEMENTS
9.1    Confidentiality.
(c)    For the period from the date of this Agreement and [*****] after the Closing Date, Transferor will maintain in confidence, and will cause its Representatives to maintain in confidence, and not use to the detriment of the other Party any Confidential Information, unless (a) such Confidential Information becomes publicly available through no fault of such Party or such Confidential Information is already in the public domain as of the date of this Agreement, (b) the use of such Confidential Information is necessary in making any filing or obtaining any consent required for the consummation of the Demerger, or (c) the furnishing or use of such Confidential Information is required by laws or necessary in connection with any Legal Proceeding.
[*****]    Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
(d)    For the period from the date of this Agreement and [*****] after the Closing Date, Transferee and Guarantor will maintain in confidence, and will cause their Subsidiaries and Representatives to maintain in confidence, and not use to the detriment of the other Party any Confidential Information, unless (a) such Confidential Information becomes publicly available through no fault of such Party or such Confidential Information is already in the public domain as of the date of this Agreement, (b) the use of such Confidential Information is necessary in making any filing or obtaining any consent required for the consummation of the Demerger, or (c) the furnishing or use of such Confidential Information is required by laws or necessary in connection with any Legal Proceeding.
(e)    For the purposes of this Section 9.1, “Confidential Information” means (i) any information, in whatever form or medium, concerning the business, management, finance, technology, operation and other affairs of the other Parties and the Komoro Business that is of confidential or proprietary nature and obtained prior to the Closing Date, and (ii) the terms and conditions of the Transaction Agreements. Notwithstanding the foregoing, from and after the Closing Date with respect to Transferee only, Confidential Information does not include information concerning the Komoro Business, provided that this shall not relieve Transferee of any obligations to maintain the confidentiality of third party information.
9.2    Non-solicitation.
(d)    For the period ending [*****] after the Closing Date, each of Transferee and Guarantor agrees that it will not directly solicit as an employee, independent contractor or consultant any Transferor employee other than the Transferred Komoro Business Employees, without Transferor’s prior written consent.
(e)    For the period ending [*****] after the Closing Date, each of Transferor and Guarantor agrees that it will not directly solicit as an employee, independent contractor or consultant any Transferee employees, including the Transferred Komoro Business Employees, without Transferee’s prior written consent.
9.3    Non-competition. It is acknowledged and agreed that Article 21.1 of the Companies Act shall not apply to the transactions contemplated hereby, but Transferor shall not be directly or indirectly involved in or permit its Affiliates to be involved in any business that competes with the Komoro Business anywhere in the world for five (5) years after the Closing. Transferee and Guarantor acknowledge that (i) the business of the Transferor and its Affiliates as of the Closing Date (including products manufactured by the Transferor and its Affiliates and any successor products after the Closing Date), excluding the Komoro Business and the products transferred to Transferee as part of the Komoro Business, and (ii) the business of a third party that acquires the business of, or the interests in, Oclaro, Inc. or its Affiliates after the Closing, shall be deemed not to compete with the Komoro Business.
ARTICLE 10
MISCELLANEOUS
10.1    Guaranty. Guarantor unconditionally, irrevocably and jointly and severally guarantees (rentai hosho) to Transferor performance of the obligations by Transferee under this Agreement and the Demerger Agreement without any set-off or counterclaim when due.
10.2    Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the contemplated transaction, including all fees and expenses of its Representatives. Registration tax with respect to the registration of the Demerger shall be borne by Transferee. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.
[*****]    Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
10.3    Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement will be in writing and in English and will be provided by one or more of the following means and will be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (c) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications will be addressed as follows:

If to Transferee:

USHIO OPTO SEMICONDUCTORS, INC.
2-6-1, Ohtemachi, Chiyoda-ku
Tokyo 100-8150, Japan
Attention: Representative Director

If to Guarantor:

USHIO, INC.
2-6-1, Ohtemachi, Chiyoda-ku
Tokyo 100-8150, Japan
Attention: Representative Director

If to Transferor:

Oclaro Japan, Inc.
4-1-55, Oyama, Chuo-ku,
Sagamihara-shi, Kanagawa, Japan
Attention: Representative Director

with copy to:
Oclaro, Inc.
2560 Junction Ave.
San Jose, CA 95134 U.S.A.
Attention: General Counsel

10.4    Entire Agreement and Modification. This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate.
10.5    Severability. If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
10.6    Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, provided that Transferee may assign its rights and delegate its obligations under this Agreement to its wholly owned subsidiary. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement, any legal right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee pursuant to this Section 10.6.
10.7    Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by a Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
10.8    Governing Law. This Agreement will be construed and interpreted in accordance with and governed by the laws of Japan (without regard to the choice of law provisions thereof).
10.9    Dispute Resolution.
(a)    The Parties intend that all disputes between the Parties arising out of this Agreement will be settled by the Parties amicably through good faith discussions upon the written request of any Party.
(b)    In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, the Parties irrevocably consent to the exclusive jurisdiction of Tokyo District Court as the court of first instance, in connection with such dispute.
10.10    Counterparts; Language. This Agreement may be executed in one or more counterparts. This Agreement has been prepared and executed in the English language. No authorized translation has been prepared or executed. Any translations into the Japanese language that may be prepared by or for any party are for convenience only and the English language version of this Agreement shall govern; provided that the Demerger Agreement shall be executed in the Japanese language and the English translation is for reference purpose only.
(This space intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Transferor” OCLARO JAPAN, INC. By: /s/ Tadayuki Kanno Name: Tadayuki Kanno Title: Representative Director	“Transferee” USHIO OPTO SEMICONDUCTORS, INC. By: /s/ Hiroaki Banno Name: Hiroaki Banno Title: Director
“Guarantor” USHIO, INC. By: /s/ Shiro Sugata Name: Shiro Sugata Title: Representative Director and CEO

EXHIBIT A

Certain Definitions
“Affiliate” means, in the case of any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
“ASLCCS” means the Act on the Succession to Labor Contracts upon Company Split of Japan (Law No. 87 of 2005, as amended).
“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in Japan are closed either under applicable law or action of any Governmental Entity.
“Companies Act” means the Companies Act of Japan (Law No. 86 of 2005, as amended).
“Damages” means any direct and actual Liabilities (including any Liabilities for Taxes), claims, injuries, losses, damages, settlements, judgments, awards, penalties, fines, costs or expenses (including, without limitation, reasonable legal, expert and consultant fees and expenses) but excluding (i) any indirect, punitive, consequential damages (including, without limitation, lost profits, loss of revenue or lost sales) or other special damages.
“Data Room” means the Project Sydney data room in the Merrill Datasite (https://datasite.merrillcorp.com) and the data in such data room made available to Transferee through July 31, 2014 (Japan Standard Time).
“Disclosure Letter” means the disclosure letter (dated as of the date of the Agreement) delivered by the Transferor to the Transferee prior to the execution of this Agreement.
“Escrow Agent” means Deutsche Bank AG, Tokyo Branch.
“Escrow Agreement” means an escrow agreement to be entered into by and among Transferor, Transferee and the Escrow Agent prior to the Closing substantially in the form appended hereto as Exhibit K.
“Governmental Authorization” means any approval, acceptance, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.
“Governmental Entity” means any of the following: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
“Intellectual Property Agreement” means that certain Intellectual Property Agreement in the form appended hereto as Exhibit H by and between Transferee and Transferor to be entered into on the date of this Agreement.
“Knowledge” means (i) actual knowledge of any member of the board of directors of the relevant Party (in case of the Transferor, also [*****] and [*****]) and, in case of Section 3.1(o), the actual knowledge of [*****] for Oclaro, Inc. and (ii) knowledge that any member of the board of directors of the relevant Party (in case of the Transferor, also [*****] and [*****]) and, in case of Section 3.1(o), the [*****] for Oclaro, Inc, should have had after reasonable investigation.
[*****]    Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
“Komoro Business” means Transferor’s business of developing, manufacturing and selling (i) red, violet. infrared and near-infrared laser diodes and products, and (ii) infrared light emitting diodes and products, in each case solely to the extent such diodes and products are (x) operating between 350 and 900 nanometers, (y) exclusively for consumer electronics or industrial use and (z) developed, manufactured or sold at the site located at 190, Kashiwagi, Komoro-shi, Nagano as of the date of this Agreement and the Closing Date.
“[*****] Agreements” means the following agreements between Transferor and [*****]: (i) [*****] Agreement dated [*****], (ii) [*****] Agreement dated [*****], (iii) [*****] Agreement dated [*****], and (iv) [*****] Agreement [*****] dated [*****].
“Komoro Services Agreement” means that certain Komoro Services Agreement in the form appended to this Agreement as Exhibit G by and between Transferee and Transferor to be entered into on the date of this Agreement.
“Law” means any foreign, federal, state or local statute, ordinance, regulation, rule, code, treaty, common law or other form of law or guidelines issued by any Governmental Entity, including any judicial or administrative order, consent decree or judgment.
“Legal Proceeding” means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Material Adverse Effect” means any change that does, or would be reasonable expected to, have a material adverse effect on the Komoro Business, taken as a whole; provided however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of the announcement or pendency of this Agreement (including the identity of the Transferee or the Transferee’s plans for the Komoro Business) or the transactions contemplated under the Transaction Agreements (including any action or inaction by the customers, suppliers, distributors, employees or competitors of the Transferor or its Affiliates); (b) any adverse effect resulting from or arising out of general economic conditions, including from conditions in Japan or foreign economies or banking or securities markets; (c) any adverse effect resulting from or arising out of general conditions in the industries in with the Komoro Business operates; (d) any adverse effect resulting from changes or developments in international, national, regional, state or local wholesale or retail markets for any product that has similar specifications as the products of the Komoro Business, including enhancements, modifications, evolutions or combinations of or with such products, including those due to actions by competitors; (e) any adverse effect resulting from or arising out of any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (f) any adverse effect resulting from or arising out of any changes in any legal requirement or generally accepted accounting principles; (g) any failure by Transferor or its Affiliates, or the Komoro Business to meet (A) any published analyst estimates or expectations of revenue, earnings, or other financial performance or results of operations for any period or products or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period or products, whether or not published; or (h) any adverse effect resulting from the undertaking, performance or observance of the obligations contemplated by this Agreement, the failure to take any action as a result of restrictions or other prohibitions set forth in this Agreement, or any actions taken with the prior written consent of the Transferee.
[*****]    Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
[*****]    Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.
“Person” means any individual, corporation, partnership, association, limited liability company or Governmental Entity.
“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.
“Sagamihara Services Agreement” means that certain Sagamihara Services Agreement in the form appended to this Agreement as Exhibit J by and between Transferor and Transferee to be entered into on the date of this Agreement.
“Subsidiary” means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries. For the avoidance of doubt, “Subsidiary” includes companies as defined under item 3, Article 2 of the Companies Act.
“Tax” means (i) all taxes, fees, levies, tariffs, imposts and other charges of any kind, including income, gross receipts, ad valorem, value-added tax, goods and services tax, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, worker’s compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes and similar charges imposed by any Governmental Entity, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including (ii) any Liability for the Taxes of another Person.
“Transaction Agreements” means this Agreement, the Demerger Agreement, the Intellectual Property Agreement, the Transition Services Agreement, the Komoro Services Agreement, and the Sagamihara Services Agreement.
“Transition Services Agreement” means that certain Transition Services Agreement in the form appended to this Agreement as Exhibit I by and between Transferee and Transferor to be entered into on the date of this Agreement.

EXHIBIT B
Demerger Agreement

吸収分割契約書

日本オクラロ株式会社༈本店所在地༚神奈川県相模原市中央区小山四丁目1番55号。ར分割会社ལという。༉及び ウシオオプトセミコンダクター株式会社༈本店所在地༚東京都千代田区大手町二丁目6番1号。ར承継会社ལという。༉は、分割会社がその事業に関して有する権利義務を承継会社に承継させる会社分割༈ར本吸収分割ལという。༉について、以下のとおり吸収分割契約書༈ར本契約ལという。༉を締結する。

第 1 条    ༈吸収分割༉
分割会社は、本契約の定めに従い、本契約締結日において分割会社が小諸事業所༈長野県小諸市柏木190番地༉において営んでいる産業用半導体レーザ及びIRED事業༈「本件事業」という。༉に関して有する権利義務その他の第2条所定の権利義務を承継会社に承継させ、承継会社はこれを承継する。

第 2 条    ༈承継する権利義務༉

1.	承継会社は、本吸収分割により、分割会社から別紙「承継権利義務明細表」記載の資産、負債、契約その他の権利義務༈ར本分割対象権利義務等ལという。༉を承継する。なお、承継会社は、本吸収分割に伴い、本分割対象権利義務等に含まれない債務༈偶発債務及び簿外債務を含む。༉を一切承継しないものとする。

2.	前項の規定による分割会社から承継会社への債務の承継については、全て免責的債務引受の方法によるものとする。会社法第759条第2項その他の法律の定めにより分割会社と承継会社の連帯債務となった債務が存在する場合の当該債務の負担割合については、承継会社がこれを全部負担するものとする。

第 3 条    ༈本吸収分割に際して交付する金銭等༉
承継会社は、本分割対象権利義務等の対価として、༑༘億༕千万円を分割会社に対し支払うものとする。༈但し、米国会計基準に基づき計算された本件効力発生日における本分割対象権利義務等の純資産の金額と355,095,000円との差額分、増減するものとする。༉

第 4 条    ༈資本金及び準備金༉
本吸収分割に際し、承継会社の資本金、資本準備金及び利益準備金の額は増加しないものとする。

第 5 条    ༈効力発生日༉
本吸収分割の効力発生日༈ར本件効力発生日ལという。༉は、平成26年10月27日とする。但し、本吸収分割の手続上の必要性その他の事由がある場合は、分割会社及び承継会社間で協議し合意の上、本件効力発生日を変更することができる。

第 6 条    ༈株主総会の承認༉

1.	分割会社は、本件効力発生日の前日までに、本契約の承認及び本吸収分割に必要な事項に関する株主総会の決議༈会社法第319条第1項により、株主総会の決議があったものとみなされる場合を含む。༉を求めるものとする。

2.	承継会社は、本件効力発生日の前日までに、本契約の承認及び本吸収分割に必要な事項に関する株主総会の決議༈会社法第319条第1項により、株主総会の決議があったものとみなされる場合を含む。༉を求めるものとする。

第 7 条༈競業避止義務༉
分割会社は、本吸収分割の効力が生じた後、承継会社に対して、会社法第21条第1項に定める競業避止義務を負わない。但し、分割会社は、直接又は間接的に、世界中において、5年間、本件事業と直接又は間接的に競合する事業に従事しないものとする。

第 8 条    ༈条件変更及び解除༉
本契約締結日から本件効力発生日に至るまでの間において、本吸収分割の実行に重大な支障となる事態が生じた場合その他本契約の目的の達成が著しく困難となった場合は、分割会社及び承継会社が協議し合意の上、本吸収分割の条件を変更し、又は本契約を解除することができる。

第 9 条    ༈協議事項༉
本契約に定めのない事項その他本吸収分割に関する疑義については、本契約の趣旨に従い、分割会社及び承継会社間で誠実に協議し合意の上、解決する。

༈以下本頁余白༉
本契約締結の証として原本2通を作成し、分割会社及び承継会社記名押印の上、各当事者が各1通を保管する。

平成26年8月5日

神奈川県相模原市中央区小山四丁目1番55号
日本オクラロ株式会社
代表取締役 菅野 忠行

東京都千代田区大手町二丁目6番1号
ウシオオプトセミコンダクター株式会社
取締役 伴野 裕明

別紙 承継権利義務明細表

1.	資産
以下の資産

(1)	本件事業のみに係る銀行預金

(2)	本件事業のみに係る売掛金༈但し、分割会社の関連会社に対する売掛金を除く༉

(3)	本件事業のみに係る棚卸資産

(4)	本件事業のみに係るその他固定資産

(5)	本件事業のみに係る特許権及び特許出願

(6)	その他、本件事業のみに係る一切の資産༈但し、分割会社が承継させる権利を有しない第三者のソフトウェア・ライセンスを除く༉

2.	負債
以下の負債

(1)	本件事業のみに係る買掛金༈但し、分割会社の関連会社に対する買掛金及び借入金を除く༉

(2)	本件事業のみに係る期限未到来の未払費用

(3)	本件事業に主として従事する分割会社の従業員のうち、本件効力発生日において承継会社に承継される従業員༈以下「承継対象従業員」という༉の賞与引当金

(4)	承継対象従業員に係る退職給付引当金

(5)	承継対象従業員に係る期限未到来の未払給与及び引当金

(6)	承継対象従業員に係る年金債務、退職金及びその他の債務༈但し、本件効力発生日前に存在し、かつ分割会社の労働法規違反により生じていた及び༏又は労働法規違反を構成する債務を除く༉

(7)	その他、本件事業のみに係る債務༈但し、本件事業に関連して製造された製品に係る本件効力発生日前に存在していた分割会社と第三者との間の紛争に起因する義務及び責任を除く༉

3.	契約

(1)	供給契約、顧客契約、その他本件事業のみに係る一切の契約

(2)	承継対象従業員との間の全ての雇用契約

[Translation]
ABSORPTION-TYPE COMPANY DEMERGER
OCLARO JAPAN, INC. (address of the principal office: 4-1-55, Oyama, Chuo-ku, Sagamihara-shi, Kanagawa. “Splitting Company”) and USHIO OPTO SEMICONDUCTORS, INC. (address of the principal office: 2-6-1, Ohtemachi, Chiyoda-ku, Tokyo. “Acquiring Company”) enter into this absorption-type company demerger agreement as follows (this “Agreement”) with respect to an absorption-type company demerger in which Splitting Company transfers to Acquiring Company rights and obligations held by Splitting Company in relation to its businesses (the “Absorption-Type Company Demerger”).

Article 1	Absorption-Type Company Demerger
In accordance with the terms and conditions provided in this Agreement, Splitting Company shall transfer to Acquiring Company rights and obligations held by Splitting Company in relation to the laser diode and IRED business for industrial use operated at Komoro Site (190, Kashiwagi, Komoro-shi, Nagano) as of the date of this Agreement (“Komoro Business”) and other rights and obligations as provided in Article 2 below, and Acquiring Company shall acquire such rights and obligations from Splitting Company.

Article 2	Assumed Rights and Obligations

1
Acquiring Company shall acquire and assume from Splitting Company assets, liabilities, agreements, and other rights and obligations set out in the schedule “Details of Assumed Rights and Obligations” (the “Assumed Rights and Obligations”). Acquiring Company shall not assume any debt (including without limitation any contingent liabilities and off-balance-sheet liabilities) which is not set out in the Assumed Rights and Obligations with the Absorption-Type Company Demerger.

2
With respect to assumption of the liabilities under Section 1 above, Acquiring Company will completely assume, and in doing so release Splitting Company from, such liabilities. If there are liabilities with respect to which Splitting Company and Acquiring Company become jointly and severally liable pursuant to Article 759.2 of the Companies Act or other statutory provisions, as between Splitting Company and Acquiring Company, Acquiring Company shall be responsible for the entire liabilities.

Article 3	Monies or Other Assets Delivered upon Absorption-Type Company Demerger
Acquiring Company shall pay to Splitting Company 1 billion and 850 million Japanese Yen as the consideration for the Assumed Rights and Obligations (However, the difference between the amount of the net assets of the Assumed Rights and Obligations on the Effective Date calculated based upon US GAAP and JPY 355,095,000 shall be increased or decreased).

Article 4	Amounts of Capital and Reserves
Upon the Absorption-Type Company Demerger, the amounts of capital, capital reserves and earned reserves of Acquiring Company will not increase.

Article 5	Effective Date
The date on which the Absorption-Type Company Demerger will take effect (the “Effective Date”) is October 27、2014; provided that Splitting Company and Acquiring Company may change the Effective Date by reaching an agreement through consultation if a change is necessary for the procedures for the Absorption-Type Company Demerger or for any other reason.

Article 6	Shareholders Meetings

1
Splitting Company shall, by the day immediately preceding the Effective Date, request approval of this Agreement and matters essential to the Absorption-Type Company Demerger by resolution of its shareholders meeting (including the case where shareholders approval is deemed to be given under Article 319.1 of the Companies Act).

2
Acquiring Company shall, by the day immediately preceding the Effective Date, request approval of this Agreement and matters essential to the Absorption-Type Company Demerger by resolution of its shareholders meeting (including the case where shareholders approval is deemed to be given under Article 319.1 of the Companies Act).

Article 7	Non-compete obligation
After the Absorption-Type Company Demerger becomes effective, Splitting Company shall not owe to Acquiring Company the non-compete obligation under Article 21.1 of the Companies Act, but Splitting Company shall not directly or indirectly be involved in any business that directly or indirectly competes with the Komoro Business anywhere in the world for five (5) years.

Article 8	Amendment and Cancellation of the Terms and Conditions
Splitting Company and Acquiring Company may amend the terms and conditions of the Absorption-Type Company Demerger or cancel this Agreement by reaching an agreement through consultation if (a) any event that constitutes a material obstacle to the implementation of the Absorption-Type Company Demerger arises or (b) the purpose of this Agreement becomes significantly difficult to achieve for any other reason.

Article 9	Consultation
Any matter not stipulated herein or any question arising in connection with the Absorption-Type Company Demerger shall be resolved by reaching an agreement through good-faith consultation between Splitting Company and Acquiring Company in accordance with the purpose of this Agreement.
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This Agreement has been prepared in two originals, to each of which Splitting Company and Acquiring Company have affixed their respective names and seals, and each party retains one original.

August 5, 2014

Splitting Company:

4-1-55, Oyama, Chuo-ku, Sagamihara-shi, Kanagawa.
OCLARO JAPAN, INC.

Tadayuki Kanno, Representative Director	[seal]

Acquiring Company:

2-6-1, Ohtemachi, Chiyoda-ku, Tokyo
USHIO OPTO SEMICONDUCTORS, INC.

Hiroaki Banno, Director	[seal]

Schedule
DETAILS OF ASSUMED RIGHTS AND OBLIGATIONS

1.	Assets
The following assets:

(1)	All cash at bank solely related to the Komoro Business;

(2)	Accounts receivable solely related to the Komoro Business, except for receivables to Splitting Company’s affiliates;

(3)	Inventory balance solely related to the Komoro Business;

(4)	Any and all fixed assets solely related to the Komoro Business;

(5)	Any and all patents and patent applications solely related to the Komoro Business; and

(6)	Any other assets solely related to the Komoro Business (excluding third party software licenses that Splitting Company does not have the right to transfer).

2.	Liabilities
The following liabilities:

(1)	Accounts payable solely related to the Komoro Business, except for payables to, and loans from, Splitting Company’s affiliates;

(2)	Accrued expenses solely related to the Komoro Business which are undue;

(3)
Allowance for bonus with respect to the employees of Splitting Company to be transferred as of the Effective Date to Acquiring Company who primarily provide services to the Komoro Business (“Komoro Business Employees”);

(4)	Retirement allowance with respect to the Komoro Business Employees;

(5)	Accrued wages and allowances of the Komoro Business Employees which are undue;

(6)
Pension liabilities, severance payments and other liabilities related to the Komoro Business Employees except for liabilities with respect to the Komoro Business Employees that existed prior to the Effective Date and that arose from and/or constitute Splitting Company’s violation of applicable labor laws; and

(7)
Other liabilities that are solely related to the Komoro Business except for any obligations or liabilities arising from any disputes existing prior to the Effective Date between Splitting Company and any other company or other person regarding the products produced with respect to the Komoro Business.

3.	Contracts

(1)	Supply contract, customer contracts and any other contracts each solely related to the Komoro Business; and

(2)	All employment contracts with the Komoro Business Employees.

Listing of Omitted Schedules (and Similar Attachments)

1.	Schedule describing assets, liabilities and contracts subject to the de-merger transaction.

2.	Schedule listing equipment included in the de-merger transaction.

3.	Schedule listing patents to be transferred pursuant to the de-merger transaction.

4.	Schedule listing contracts to be transferred pursuant to the de-merger transaction.

5.	Schedule describing certain cooperation requirements of the parties prior to closing of the de-merger transaction.

6.	Exhibit listing material contracts to be transferred pursuant to the de-merger transaction.

7.	Exhibit listing contracts that will not be transferred pursuant to the de-merger transaction.

8.	Exhibit describing the method to adjust the de-merger transaction consideration based on the difference between the net asset amount of Yen 355,095K and the closing net asset amount.

9.	Exhibit attaching a letter of resignation as a director of Oclaro Japan, Inc. and a letter accepting appointment as a director of Ushio Opto Semiconductors, Inc.

10.	Exhibit attaching a service agreement pursuant to which Ushio Opto Semiconductors, Inc. has agreed to provide certain services for a limited duration.

11.	Exhibit attaching an intellectual property agreement pursuant to which the parties are licensing each other certain patents rights.

12.	Exhibit attaching a transition service agreement pursuant to which Oclaro Japan, Inc. has agreed to provide certain transition services for a limited duration.

13.	Exhibit attaching a service agreement pursuant to which Oclaro Japan, Inc. has agreed to provide certain services for a limited duration.

14.	Exhibit attaching a form escrow agreement.